Exhibit 23
NORDSON CORPORATION
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 33-18309) pertaining to the Nordson Employees’ Savings Trust Plan,

(2)	Registration Statement (Form S-8 No. 33-33481) pertaining to the Nordson Hourly-Rated Employees’ Savings Trust Plan,

(3)	Registration Statement (Form S-8 No. 33-67780) pertaining to the Nordson Corporation 1993 Long-Term Performance Plan,

(4)	Registration Statement (Form S-8 No. 333-119399) pertaining to the Nordson Corporation 2004 Long-Term Performance Plan;

of our reports dated December 17, 2008, with respect to the consolidated financial statements and schedule of Nordson Corporation and the effectiveness of internal control over financial reporting of Nordson Corporation included in the Annual Report (Form 10-K) for the year ended October 31, 2008.

Cleveland, Ohio
December 17, 2008

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